Exhibit 10.4.2

THORNBURG MORTGAGE, INC.

AMENDMENT NO. 2
TO
AMENDED AND RESTATED
2002 LONG-TERM INCENTIVE PLAN

Dated as of April 20, 2004

     Pursuant to Section 8.2 of the Amended and Restated 2002 Long-Term Incentive Plan (the “Plan”), the Board of Directors of Thornburg Mortgage, Inc. (the “Company”) hereby revises and amends the terms of the Plan as follows, effective April 20, 2004:

1.	Section 3.6.1 of the Plan shall be deleted in its entirety and replaced with the following:

“A former Director or a former managing director of the Manager, the Company’s corporate secretary and such other persons as may be designated from time to time by the Committee shall be eligible to serve on the Advisory Board after reaching the Minimum Combination of Years. While serving on the Advisory Board, he or she shall not be eligible to receive new Grants and shall be subject to subsection 3.6.2 below with respect to all existing Grants, until such time as the Participant enters Retirement or otherwise terminates service for the Company or the Manager. Upon the joint approval of the Committee and the Board, the Minimum Combination of Years requirements (as defined in subsection 2.23) and the participation level (as set forth in subsection 3.6.2 below) with respect to Eligible Persons who are joining or serving on the Advisory Board may be waived or modified, as deemed appropriate given the facts and circumstances of each individual’s situation.”

2.	Section 3.6.2 of the Plan shall be deleted in its entirety and replaced with the following:

“Level of Participation. While serving on the Advisory Board an Eligible Person shall participate solely by receiving distributions, either in cash or in PSRs, on his or her PSRs or DERs as follows: A Minimum Combination of Years totaling 65 years at the time that an Eligible Person joins the Advisory Board qualifies for an 80% participation level. For each additional year of combined service and age greater than the Minimum Combination of Years at the time that an Eligible Person joins the Advisory Board, the participation level increases by two percent (2%) such that a one hundred percent (100%) participation level is attained for an Eligible Person with a combination of years of service and age equaling or exceeding 75 at the time of joining the Advisory Board.

The participation level of an Eligible Person during his or her service on the Advisory Board is fixed at the time that the Eligible Person joins the Advisory Board, unless otherwise modified by the Committee and the Board pursuant to subsection 3.6.1 above. For those Eligible Persons that participate at less than a one hundred percent (100%) level, the appropriate percentage of participation shall be applied equally to the number of DERs and the number of vested and unvested PSRs owned by such person on the date of joining the Advisory Board (the “Date”). Any excess number of DERs and unvested PSRs owned by the Eligible Person shall be canceled and terminated on the Date. Any excess number of vested PSRs shall continue to receive dividend equivalent distributions until they are either exercised or canceled and may be exercised at any time within three (3) months of the Date, after which time they shall be canceled and terminated. The unvested PSRs retained by such person in accordance with the participation level specified above shall continue to vest and receive future dividend equivalent distributions in accordance with the vesting schedule determined when the Grant was awarded.”

     The Plan, as amended herein, is in all respects ratified and affirmed on behalf of the Company by its Board of Directors, including a majority of its non-employee Directors.

     The Company has caused this Amendment No. 2 to the Plan to be executed in the name and on behalf of the Company by an officer of the Company thereunto duly authorized as of the date written above.

THORNBURG MORTGAGE, INC. a Maryland corporation
By:
Larry A. Goldstone
President and Chief Operating Officer